UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported August 16, 2006)

CARAUSTAR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

North Carolina	0-20646	58-1388387
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Austell Powder Springs Road, Suite 300 Austell, Georgia	30106-3227
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (770) 948-3101

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.

On April 21, 2006, Caraustar Industries, Inc. (the “Company”) entered into an agreement to sell the assets of its Sprague Paperboard facility located in Sprague, Connecticut to Cascades, Inc. Also on April 21, 2006, the Company entered into a separate agreement granting Cascades, Inc. the option to buy the Company’s coating equipment and customer list at its Rittman Paperboard facility located in Rittman, Ohio. As previously disclosed, the sale of these assets is part of the Company’s strategy to exit the coated recycled paperboard business.

On July 19, 2006, the Company completed the sale of its Sprague Paperboard facility to Cascades, Inc., and shortly afterward on August 2, 2006, Cascades, Inc. exercised its option to buy the Company’s coating equipment and customer list of its Rittman Paperboard facility.

On August 16, 2006, the Company finalized the calculation of the loss on disposal of the assets related to these two agreements. As a result, the Company has concluded that an asset impairment charge of approximately $13.1 million will be required in the third quarter of 2006 with respect to the completion of these sales. It is anticipated that the charge will only affect the Company’s results of discontinued operations and will result in no future cash expenditures. In Note 5 of the Company’s Condensed Consolidated Financial Statements included in its Quarterly Report on Form 10-Q for the period ended June 30, 2006, the Company had estimated that the Sprague closing would result in a loss of approximately $6.9 million from the transaction for the quarter ending September 30, 2006. As a result of its revised conclusions on the impairment charge, the Company has revised that estimated loss on the transaction from approximately $6.9 million to approximately $13.1 million, which the Company anticipates will be included in the Company’s results of discontinued operations for the quarter ended September 30, 2006.

Forward-Looking Statements

This 8-K contains certain “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent the company’s expectations, anticipations or beliefs about future events, operating results or financial condition. Statements that are not statements of historical fact, as well as statements including words such as “expect,” “intend,” “will,” “believe,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “plan,” “may,” “would,” “could,” “should,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by such statements. Such risk factors include, among others: fluctuations in raw material prices and energy costs, increases in pension and insurance costs, downturns in industrial production, housing and construction and the consumption of durable and nondurable goods, the degree and nature of competition, the degree of market receptiveness to price increases and energy surcharges, changes in demand for the company’s products, the degree of success achieved by the company’s new product initiatives, uncertainties related to the company’s ability to successfully complete its recently announced strategic transformation plan (including uncertainties regarding the following: the company’s ability to complete the sale of the remaining discontinued operations; customer and vendor responses to the execution of those sales and/or disposition; and the cost, availability or feasibility of expansion, technology, investment or acquisition opportunities that the company may desire to pursue), changes in government regulations, the company’s ability to service its substantial indebtedness, and unforeseen difficulties with the consolidation, integration of the company’s accounting and control operations and IT systems. Additional relevant risk factors that could cause actual results to differ materially are discussed in the company’s registration statements and its most recent reports on Form 10-K, 10-Q and 8-K, as amended, filed with or furnished to, the Securities Commission. These documents may be accessed through the web site of the Securities and Exchange Commission (www.sec.gov). The company does not undertake any obligation to update any forward-looking statements and is not responsible for any changes made to this document by wire or Internet services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 21, 2006

CARAUSTAR INDUSTRIES, INC.

By:	/s/ Ronald J. Domanico
Ronald J. Domanico
Senior Vice President and Chief Financial Officer